Exhibit 10.8
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Restated Agreement”), made as of this 24th day of February, 2010, is entered into by BioClinica, Inc., a Delaware corporation (the “Company”), and Ted Kaminer (the “Employee”).
     WHEREAS, the Employee is currently a party to an employment agreement with the Company dated as of February 6, 2003, as amended and restated on December 31 , 2008 (the “Prior Employment Agreement”);
     WHEREAS, the Company desires to continue to employ the Employee, and the Employee desires to continue to be employed by the Company; and
     WHEREAS, the Company and the Employee desire to amend and restate the terms and conditions of the Prior Agreement in order to clarify the parties understandings regarding treatment of the Employee’s equity awards upon a Change in Control (as defined below).
     NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Restated Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Restated Agreement, the parties agree as follows:
1. Term of Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Restated Agreement, for the period commencing on February 24, 2010 and ending on February 24, 2011 (such period, as it may be extended, the “Employment Period”), unless sooner terminated in accordance with the provisions of Section 4; provided, however, that the Employment Period shall automatically renew for successive 12 month terms unless either party provides the notice of termination set forth in Section 4.5 below.
2. Title; Capacity. The Employee shall serve as Executive Vice President of Finance and Administration and Chief Financial Officer or in such other reasonably comparable position as the Company or its Board of Directors (the “Board”) may determine from time to time. The Employee shall be based at the Company’s headquarters in Newtown, Pennsylvania, or such place or places in the continental United States as the Board shall reasonably determine. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to the Employee by, the Board, President or Chief Executive Officer of the Company.
     The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to the Employee. The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period; provided, that, the Employee may serve as a non-executive director or trustee of other companies or entities so long as such service does not unreasonably interfere with the Employee’s duties hereunder. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company. The Employee further agrees to abide by the applicable rules, practices, policies, restrictions and principles outlined by the Board in its Corporate Policy Governance Manual and amendments adopted thereto.
3. Compensation and Benefits.
     3.1 Salary. The Company shall pay the Employee, in periodic installments in accordance with the Company’s customary payroll practices, an annual base salary of $270,000 effective February 24, 2010.
     3.2 Fringe Benefits. The Employee shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its senior executives, if any, to the extent that Employee’s position, tenure, salary, age, health and other qualifications make him eligible to participate. The Employee shall be entitled to four (4) weeks paid vacation per year, to be taken at such times as may be approved by the Chief Executive Officer.
     3.3 Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Restated Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company or the Board from time to time. The Employee must submit to the Company receipts and other details of each such expense, in the form required by the Company within sixty (60) days after the later of (i) the Employee’s incurrence of such expense or (ii) the Employee’s receipt of the invoice for such expense. If such expense qualifies for reimbursement, then the Company will reimburse the Employee the expense within thirty (30) days thereafter. In no event will such expense be reimbursed after the close of the calendar year following the calendar year in which that expense is incurred. The amount of reimbursements to which the Employee may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement hereunder in any other calendar year. The Employee’s right to reimbursement cannot be liquidated or exchanged for any other benefit or payment.
     3.4 Bonuses; Incentive Compensation. The Employee shall be eligible to receive an annual bonus (the “MIP Bonus”) up to a maximum amount equal to 45% of the Employee’s annual base salary upon the achievement of certain milestones as set forth in an annual Management Incentive Plan. Additional milestones may be established to increase the MIP Bonus to a maximum amount equal to 90% of the Employee’s annual base salary. The specific annual milestones will be set each year by the Compensation Committee of the Board of Directors. Any MIP Bonus awarded to the Employee shall be paid by the 15th day of the third month following the close of the calendar year for which such bonus is earned or as soon as administratively practicable thereafter, but in no event shall such payment be made prior to the first business day in January in the calendar year immediately following the calendar year for which that bonus is earned or after April 30 of that calendar year.
     3.5 Equity Grants. In addition to the stock options previously granted to the Employee, the Employee shall be eligible for periodic grants of stock options or other equity awards under the Company’s equity award program, subject to the Employee’s continued employment hereunder. The term, exercise price (if applicable), vesting period, any post-employment provisions (including post-employment exercise periods) and the remaining provisions of each stock option or other equity award granted pursuant to this Section 3.5 shall, subject to the express provisions of this Restated Agreement, be determined by the Board (or committee thereof) at the time of grant.
4. Termination of Employment Period. The employment of the Employee by the Company pursuant to this Restated Agreement shall terminate upon the occurrence of any of the following:
     4.1 Expiration of the Employment Period;
     4.2 At the election of the Company, for Cause (as defined below), immediately upon written notice by the Company to the Employee, which notice shall identify the Cause upon which the termination is based. For the purposes of this Section 4.2, “Cause” shall mean that (i) the Employee has repeatedly failed to perform his assigned duties for the Company after 10 days written notice and an opportunity to cure, (ii) the Employee has engaged in dishonesty, gross negligence or misconduct materially detrimental to the Company’s interest, or (iii) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony;
     4.3 At the election of the Employee, for Good Reason (as defined below), immediately upon written notice by the Employee to the Company, which notice shall identify the Good Reason upon which the termination is based. For the purposes of this Section 4.3, “Good Reason” for termination shall mean (i) a material adverse change in the Employee’s authority, duties or compensation without the prior written consent of the Employee, (ii) a material breach by the Company of the terms of this Restated Agreement, which breach is not remedied by the Company within 10 days following written notice from the Employee to the Company notifying it of such breach or (iii) the relocation of the Employee’s place of work more than 50 miles from the Company’s current executive offices;
     4.4 Upon the death or disability of the Employee. As used in this Restated Agreement, the term “disability” shall mean the inability of the Employee, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period, to perform the services contemplated under this Restated Agreement, with or without reasonable accommodation as that term is defined under state or federal law. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company; provided, that, if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties; or
     4.5 At the election of either party, upon not less than 180 days’ prior written notice of termination (the “Termination Notice Period”); provided, however, that if the Company pays the severance amount set forth in Section 5.1(b) below, then the Termination Notice Period shall automatically end on the date the Severance Period (as defined below) begins.
5. Effect of Termination.
     5.1 Payments Upon Termination.

          (a) In the event the Employee’s employment is terminated pursuant to Section 4.1, Section 4.2, and Section 4.4 or by the Employee pursuant to Section 4.5, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company.
          (b) In the event the Employee’s employment is terminated by the Employee pursuant to Section 4.3 or by the Company pursuant to Section 4.5, the Employee shall be entitled to the following payments and benefits, provided the Employee executes a mutual general release and waiver in a form reasonably satisfactory to the Board (the “Release”) within 21 days (or 45 days if such longer period is required under law) and such Release becomes effective and enforceable in accordance with applicable law after the expiration of any applicable revocation period:
               (A) The Company shall continue to pay to the Employee his salary as in effect on the date of termination for a period of 180 days (the “Severance Period”). Such salary continuation payments shall be made at periodic intervals in accordance with the Company’s normal payment practices for salaried employees, beginning with the first pay date within the 60-day period following the Employee’s Separation from Service due to such termination on which the requisite Release is effective following the expiration of any applicable revocation period, but in no event will the first such payment be made later than the last day of such 60-day period on which the Release is so effective.
               (B) The Company shall pay a pro rata amount of the Employee’s target annual bonus for the year of termination with such pro rata amount based on the sum of (1) the number of days of service completed in the year of termination, plus (2) the Severance Period, to be paid within the 60-day period following the Employee’s Separation from Service due to such termination on which the requisite Release is effective following the expiration of any applicable revocation period, but in no event will the first such payment be made later than the last day of such 60-day period on which the Release is so effective.
               (C) Should the Employee elect under the Internal Revenue Code of 1986, as amended (the “Code”), Section 4980B to continue health care coverage under the Company’s group health plan for himself, his spouse and his eligible dependents following such termination date, then the Company shall provide such continued health care coverage at the Company’s expense until the earlier of (i) the expiration of the 180-day period measured from the date of such termination or (ii) the first date the Employee is covered under another employer’s heath benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions. In the event the Company’s provision of such continued health care coverage results in the recognition of taxable income (whether for federal, state or local income tax purposes) by the Employee, then the Company shall report such taxable income as taxable W-2 wages and collect the applicable withholding taxes, and the Employee shall be responsible for the payment of any additional income and employment tax liability resulting from such coverage. To the extent the health care coverage under this Section 5.1(b)(C) is to be provided through a self-funded program maintained by the Company, the Employee shall directly pay for the costs to obtain such health care coverage and shall, within 30 days after each periodic payment for a reimbursable health care coverage expense under this Section 5.1(b)(C), submit appropriate evidence of such payment to the Company for reimbursement, and the

Company shall pay such reimbursement on the 30th day following receipt of the submission. During the period such health care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of the health care costs eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of such costs eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no costs shall be reimbursed after the close of the calendar year following the calendar year in which those costs were incurred; and (iii) the Employee’s right to the reimbursement of such costs cannot be liquidated or exchanged for any other benefit. In the event the reimbursement of health care coverage results in the recognition of taxable income (whether for federal, state or local income tax purposes) by the Employee, then the Company shall make an additional payment (the “Health Care Gross-Up Payment”) to the Employee in a dollar amount to fully cover all taxes payable by the Employee on the income recognized with respect to the reimbursed health care coverage, including taxes imposed upon the Health Care Gross-Up Payment. The Health Care Gross-Up Payment shall be paid to the Employee at the time the related taxes are remitted to the tax authorities.
               (D) The Company shall pay the Employee a lump sum cash payment, not to exceed $5,000, to cover the cost to obtain post-employment continued coverage under life and accidental death or dismemberment insurance and disability insurance plans for a period of 180 days following the date of termination. Such payment shall be made on the earlier of (i) the first business day of the first calendar month within the 60-day period measured from the Employee’s Separation from Service, that is coincident with or next following the date on which the required Release is effective following the expiration of any applicable revocation period or (ii) the last business day of such 60-day period on which such Release is effective following the expiration of any applicable revocation period.
               (E) All outstanding options or other equity awards held by the Employee shall continue to vest for a period of 180 days following such termination.
          Any payments and benefits payable pursuant to this Section 5.1(b) shall immediately cease if the Employee fails to be reasonably cooperative, responsive or available for reasonable requests by the Company to the Employee to assist the Company pertaining to areas of the Company’s business that the Employee is familiar with as a result of her employment. The payment to the Employee of the amounts payable under this Section 5.1(b) shall constitute the sole remedy of the Employee in the event of a termination of the Employee’s employment in the circumstances set forth in this Section 5.1(b).
          (c) Change in Control. (i) In the event that there shall be a Change in Control (as defined below) of the Company or in any person directly or indirectly presently controlling the Company, as defined in paragraph (ii) below, all options to purchase shares of Common Stock of the Company and other equity awards granted to the Employee shall vest and become immediately exercisable by the Employee for a period of not less than one year after the date of such Change in Control (or earlier termination of such equity awards).
          (d) For purposes of this Restated Agreement, a Change in Control of the Company, or in any person directly or indirectly controlling the Company, shall mean:

               (A) A Change in Control as such term is presently defined in Regulation 240.12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act); or
               (B) If any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) other than the Company or any “person” who on the date of this Restated Agreement is a director or officer of the Company, becomes the “beneficial owner” (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty (50%) percent of the voting power of the Company’s then outstanding securities, unless such person becomes such a beneficial owner as a result of a transaction approved by a majority of the board of directors of the Company; or
               (C) If during the term of this Restated Agreement, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election of each director who is not a director at the beginning of such period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the period.
     5.2 Section 409A. Certain payments contemplated by this Restated Agreement may be “deferred compensation” for purposes of Section 409A of the Code. Accordingly, the following provisions shall be in effect for purposes of avoiding or mitigating any adverse tax consequences to the Employee under Code Section 409A.
          (a) It is the intent of the parties that the provisions of this Restated Agreement comply with all applicable requirements of Code Section 409A. Accordingly, all provisions of this Restated Agreement shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the applicable Treasury Regulations thereunder and such provisions shall be deemed amended to comply with Code Section 409A and the applicable Treasury Regulations thereunder.
          (b) Notwithstanding any provision to the contrary in this Restated Agreement, no payments or benefits to which the Employee may become entitled under Section 5 of this Restated Agreement shall be made or provided to him prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his Separation from Service with the Company or (ii) the date of his death, if the Employee is deemed, pursuant to the procedures established by the Compensation Committee in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all non-qualified deferred compensation plans of the Employer Group subject to Code Section 409A, to be a “specified employee” at the time of such Separation from Service and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 4.3 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Restated Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. The specified employees subject to such a delayed commencement date shall be identified on December 31 of each calendar year. If the Employee is so identified on any such December 31, he shall have specified employee status for the twelve (12)-month period beginning on April 1 of the following calendar year. For purposes of this Restated Agreement, including (without limitation) this Section 5.3(b), “Separation from Service” shall mean a separation from service as defined under Treasury Regulation Section 1.409A-1(h).
     5.3 Survival. The provisions of Sections 5.1(b), 5.2, 8.3, 8.5 and 8.9 shall survive the termination of this Restated Agreement.
6. Non-Competition and Non-Solicitation. The Employee shall execute, if not previously executed and still in effect, simultaneously with the execution of this Restated Agreement, or otherwise upon the request of the Company, the Company’s customary form of Non-Competition and Non-Solicitation Agreement and form of Invention Assignment and Confidential Information Agreement, substantially in the form attached hereto as Exhibit A and Exhibit B, respectively.
7. Other Agreements. The Employee represents that his performance of all the terms of this Restated Agreement and the performance of his duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any nondisclosure or non-competition agreement). Any agreement to which the Employee is a party relating to nondisclosure, non-competition or non-solicitation of employees or customers is listed on Schedule A attached hereto.
8. Miscellaneous.
     8.1 Notices. Any notices delivered under this Restated Agreement shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth on the signature page hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 8.1.
     8.2 Pronouns. Whenever the context may require, any pronouns used in this Restated Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
     8.3 Entire Agreement. This Restated Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Restated Agreement (including, without limitation, the Prior Employment Agreement). Notwithstanding the foregoing, to the extent there is an inconsistency in the terms of this Agreement and the Employee’s executive retention agreement, option agreement(s), equity award agreement(s) or such other agreements relating to the subject matter of this Restated Agreement, the provision(s) in the agreement that are most favorable to the Employee shall govern.
     8.4 Amendment. This Restated Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

     8.5 Governing Law. This Restated Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without reference to the conflicts of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Restated Agreement shall be commenced only in a court of the Commonwealth of Pennsylvania (or, if appropriate, a federal court located within Pennsylvania), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Restated Agreement.
     8.6 Successors and Assigns. This Restated Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business; provided, however, that the obligations of the Employee are personal and shall not be assigned by him. Notwithstanding the foregoing, if the Company is merged with or into a third party which is engaged in multiple lines of business, or if a third party engaged in multiple lines of business succeeds to the Company’s assets or business, then for purposes of this Restated Agreement, the term “Company” shall mean and refer to the business of the Company as it existed immediately prior to such event and as it subsequently develops and not to the third party’s other businesses.
     8.7 Waivers. No delay or omission by the Company in exercising any right under this Restated Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
     8.8 Captions. The captions of the sections of this Restated Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Restated Agreement.
     8.9 Severability. In case any provision of this Restated Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
[Signature Page Follows]

     THE EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS RESTATED AGREEMENT, HAS HAD A FULL OPPORTUNITY TO REVIEW THIS RESTATED AGREEMENT AND CONSULT WITH COUNSEL AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS RESTATED AGREEMENT.
     IN WITNESS WHEREOF, the parties hereto have executed this Restated Agreement as of the day and year set forth above.

BIOCLINICA, INC.
By:	/s/ Mark L. Weinstein
	Name:	Mark L. Weinstein
	Title:	President & CEO
	Address:	826 Newtown-Yardley Road Newtown, Pennsylvania 18940

EMPLOYEE
/s/ Ted Kaminer
Ted Kaminer
12 Chateau Drive Cherry Hill, NJ 08003

9